Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-4 of Citizens Financial Services, Inc. of our reports dated March 10, 2022, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in the Annual Report on Form 10-K of Citizens Financial Services, Inc. for the year ended December 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such prospectus.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
December 16, 2022